Joint Filer Information

Name:	DRW Investments, LLC, DRW Commodities, LLC and DRW Holdings, LLC

Address:	540 W. Madison St. Suite 2500 Chicago, IL 60661

Designated Filer:	Donald R. Wilson, Jr.

Issuer and Ticker Symbol:	Aptose Biosciences Inc. [APTO]

Date of Event Requiring Statement:	August 3, 2021

The undersigned, DRW Investments, LLC, DRW Commodities, LLC and DRW Holdings, LLC are jointly filing the attached Statement of Changes in Beneficial Ownership on Form 4 with Donald R. Wilson, Jr. with respect to the beneficial ownership of securities of Aptose Biosiences Inc.

Signatures:

DRW INVESTMENTS, LLC By: /s/ Jeffrey Levoff Jeffrey Levoff, Authorized Signatory
DRW COMMODITIES, LLC By: /s/ Jeffrey Levoff Jeffrey Levoff, Authorized Signatory
DRW HOLDINGS, LLC By: /s/ Jeffrey Levoff Jeffrey Levoff, Authorized Signatory